Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE SANDS REGENT,

HERBST GAMING, INC.

AND

HGI-CASINOS, INC.

DATED AS OF MAY 16, 2006

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Table of Contents

(Continued)

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Table of Contents

(Continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 16, 2006 is by and among The Sands Regent, a Nevada corporation (the “Company”), Herbst Gaming, Inc., a Nevada corporation (“Parent”), and HGI-Casinos, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved, upon the terms and subject to the conditions of this Agreement, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, the respective boards of directors of the Company and Merger Sub have determined that the Merger is advisable and fair to, and in the best interests of, their respective stockholders and have approved this Agreement, the Merger and the transactions contemplated hereby, subject to the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of Company Common Stock (as defined below) are entering into a voting agreement with Parent and the Company in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, such persons will agree to vote all of his or her shares of Company Common Stock in favor of adopting and approving this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Usage. Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) all references to “dollars” or “$” refer to currency of the United States of America; (vi) the term “or” is not exclusive; and (vii) ”include,” “including” and their derivatives mean “including without limitation.”

Section 1.2 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.2:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer, or any indication of interest in making a proposal or offer, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 25% or more of any class of equity securities of the Company or any of the Company’s Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single step or multi-step transaction or series of related transactions, with respect to either the Company or any of the Company’s Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the preamble hereof.

“Alternative Transaction” has the meaning ascribed to such term in Section 7.2(b).

“Articles of Merger” has the meaning ascribed to such term in Section 2.2.

“Assets” has the meaning ascribed to such term in Section 3.20.

“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Authorized Representatives” has the meaning ascribed to such term in Section 5.5(a).

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificates” has the meaning ascribed to such term in Section 2.10(b).

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreement” means any agreement or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes.

“Company” has the meaning ascribed to such term in the preamble hereof.

“Company Common Stock” means the common stock, par value $0.10 per share, of the Company.

“Company Disclosure Schedule” has the meaning ascribed to such term in Article III.

“Company IP” means all Intellectual Property that is used or held for use by the Company or any of its Subsidiaries.

“Company IP Agreements” has the meaning ascribed to such term in Section 3.21(c).

“Company Material Adverse Effect” means any circumstance, development, event, condition, effect or change that, individually or when taken together with all other circumstances, developments, events, conditions, effects and changes, had or has or, with the passage of time, would be reasonably likely to have a material adverse effect on (a) the ability of the Company to consummate the Merger on or prior to the Outside Date or (b) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) the effects, after the date hereof, of changes that are generally applicable to the gaming industry, (ii) the effects, after the date hereof, of changes in general economic or market conditions, (in the case of each of clauses (i) and (ii), other than any change that had or has or with the passage of time, would be reasonably likely to have a significantly disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole), (iii) any change in the Company’s stock price or trading volume, in and of itself, or (iv) the effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

“Company Securities” has the meaning ascribed to such term in Section 3.4(d).

“Company Stockholders Meeting” has the meaning ascribed to such term in Section 5.3(a).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.5(c).

“Consent” has the meaning ascribed to such term in Section 3.5(b).

“Contract” means any agreement, contract, lease, instrument, note, option, warranty, binding purchase order, license, sublicense or legally binding commitment of any nature, whether written or oral.

“Copyrights” means copyrights, extensions or renewals thereof, and all software and other works of authorship.

“Current Option” means each Stock Option that is outstanding immediately prior to the Effective Time.

“Current Policy Coverage” has the meaning ascribed to such term in Section 5.10(b).

“Dissenting Shares” has the meaning ascribed to such term in Section 2.13.

“Effective Time” has the meaning ascribed to such term in Section 2.2.

“Employee Plans” has the meaning ascribed to such term in Section 3.17(a).

“Environmental Law” means any and all applicable Laws and regulations promulgated thereunder, relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equity Compensation Plans” means the Company’s Second Amended and Restated Stock Option Plan for Executive and Key Employees, the Company’s Equity Incentive Plan of 2004, the Non-Qualified Stock Option Agreement, dated as of May 11, 1998, by and between the Company and Louis J. Phillips and any other plan or arrangement under which the Company grants equity-based awards.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.17(a).

“Estoppel Certificate” has the meaning ascribed to such term in Section 5.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Laws” means, with respect to any person, any Federal, state or local statute, law, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of such person and its subsidiaries, including the rules and regulations established by the Nevada Gaming Authorities.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Persons” has the meaning ascribed to such term in Section 5.10(a).

“Intellectual Property” means all Copyrights, Patents, Trademarks, domain name registrations, Trade Secrets, all other intellectual property of any type or nature, all embodiments or copies of any of the foregoing, and any applications, registrations and applications for registration therefor or thereof.

“knowledge of the Company” means the actual knowledge of Ferenc B. Szony, Robert Medeiros, Cornelius T. Klerk and each of the general managers of the Company’s properties.

“Laws” means any laws, statutes, ordinances, regulations, rules and orders of any Governmental Entity.

“Leased Real Property” means each parcel of real property, space in improvements or other interest in real property leased by the Company or any of its Subsidiaries, including all real property parcels, improvements or other interests listed as “Leased Real Property” on Section 3.19(a) of the Company Disclosure Schedule.

“Leases” has the meaning ascribed to such term in Section 3.19(b).

“Legal Proceeding” means any action, claim, suit, litigation, proceeding (public or private), arbitration, criminal prosecution, audit or investigation by or before any Governmental Entity, including the Nevada Gaming Authorities.

“Lender” has the meaning ascribed to such term in Section 5.17(a).

“Letter of Transmittal” has the meaning ascribed to such term in Section 2.10(b).

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Licensed Company IP” means all Company IP other than the Owned Company IP.

“Lien” means any claim, lien, pledge, option, charge, security interest, deed of trust, mortgage, encumbrance or other adverse claim of any kind.

“Material Contract” has the meaning ascribed to such term in Section 3.11(a).

“Merger” has the meaning ascribed to such term in the recitals hereof.

“Merger Sub” has the meaning ascribed to such term in the preamble hereof.

“Nevada Gaming Authorities” means the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Washoe County Liquor and Gaming Licensing Board, the City of Reno and any other applicable state, city, county, local or municipal Governmental Entities.

“NRS” means the Nevada Revised Statutes, as the same exists or may hereafter be amended.

“Option Agreements” has the meaning ascribed to such term in Section 3.19(c).

“Option Consideration” has the meaning ascribed to such term in Section 2.11(a).

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

“Outside Date” has the meaning ascribed to such term in Section 7.1(b).

“Owned Company IP” has the meaning ascribed to such term in Section 3.21(a).

“Owned Real Property” means each parcel of real property owned by the Company or any of its Subsidiaries, including all real property parcels listed as “Owned Real Property” on Section 3.19(a) of the Company Disclosure Schedule.

“Parent” has the meaning ascribed to such term in the preamble hereof.

“Parent Expense Reimbursement” has the meaning ascribed to such term in Section 7.2(c).

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Outside Date.

“Patents” means inventions, patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof.

“Paying Agent” has the meaning ascribed to such term in Section 2.10(a).

“Payment Fund” has the meaning ascribed to such term in Section 2.10(a).

“Per Common Share Amount” has the meaning ascribed to such term in Section 2.9(a).

“Permits” has the meaning ascribed to such term in Section 3.13.

“Permitted Encumbrances” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens imposed by law, such as landlord’s, mechanics’, laborers’, carriers’, materialmen’s, suppliers’ and vendors’ Liens arising in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens created pursuant to the Company’s existing credit agreement and (d) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, firm, joint venture, joint-stock company, Governmental Entity or other entity.

“Phase I Investigation” has the meaning ascribed to such term in Section 5.17(b).

“Phase II Investigation” has the meaning ascribed to such term in Section 5.17(b).

“Proxy Statement” has the meaning ascribed to such term in Section 3.8.

“Real Property Leases” means (a) the leases, subleases and licenses of real property as to which the Company or any of its Subsidiaries is the lessor, sublessor or licensor and (b) the leases, subleases and licenses of real property as to which the Company or any of its Subsidiaries is the lessee, sublessee or licensee, in each case, together with any assignments, amendments, modifications, extensions and guaranties thereof and any purchase options, rights of first offer, rights of first refusal and other similar rights granted in connection with any such lease, sublease or license.

“Repurchase Rights” has the meaning ascribed to such term in Section 2.11(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to such term in Section 3.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of the Company Common Stock.

“Significant Real Property” has the meaning ascribed to such term in Section 5.16(a).

“Stock Options” means all options to purchase Shares granted under the Equity Compensation Plans.

“Stockholder Approval” has the meaning ascribed to such term in Section 3.24.

“Subsidiary” means, with respect to any Person, any corporation or other legal entity of which 50% or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

“Subsidiary Securities” has the meaning ascribed to such term in Section 3.2(c).

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal for at least a majority of the outstanding equity securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries and (a) on terms which the board of directors of the Company determines in good faith, after taking into account, among other things, all the terms and conditions of the Acquisition Proposal and the advice of the Company’s independent financial advisor, to be more favorable from a financial point of view to the Company’s stockholders in their capacity as such than those provided hereunder (and any proposal by Parent to amend the terms of this Agreement), (b) for which financing, to the extent required, is then committed to the Third Party making such Acquisition Proposal and (c) which, in the good faith reasonable judgment of the board of directors of the Company, after consultation with the Company’s outside counsel and independent financial advisor, is reasonably likely to be consummated.

“Supporting Materials” has the meaning ascribed to such term in Section 7.2(c).

“Survey” has the meaning ascribed to such term in Section 5.16(d).

“Surviving Corporation” has the meaning ascribed to such term in the recitals hereof.

“Tax Returns” means any report, return (including information return), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendments thereof.

“Tax” or “Taxes” means all taxes of whatever kind or nature, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity or Tax authority (domestic or foreign).

“Termination Fee” has the meaning ascribed to such term in Section 7.2(b).

“Third Party” means any Person or group other than Parent, Merger Sub and their Affiliates.

“Title Commitment” has the meaning ascribed to such term in Section 5.16(b).

“Title Policy” has the meaning ascribed to such term in Section 5.16(a).

“Trade Secrets” means all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law),

business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person.

“Trademarks” means all trademarks, trade dress, service marks, certification marks, logos, trade names, and other designations of source, origin, sponsorship, endorsement or certification.

“Treasury Shares” means the Shares held by the Company as treasury stock.

“Voting Agreement” has the meaning ascribed to such term in the preamble hereof.

“Voting Company Debt” means any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

“Warrants” has the meaning ascribed to such term in Section 3.4(c).

“Warrant Consideration” has the meaning ascribed to such term in Section 2.12(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the NRS, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause the Articles of Merger (the “Articles of Merger”) with respect to the Merger to be filed with the Secretary of State of the State of Nevada on the Closing Date in such form as is required by, and executed in accordance with, the relevant provisions of the NRS. The Merger shall be effective at such time as the Articles of Merger is duly filed with the Secretary of State of the State of Nevada in accordance with the NRS or at such later time as Parent and the Company may agree upon and set forth in the Articles of Merger (the “Effective Time”).

Section 2.3 Closing of the Merger. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third Business Day following the day on which the last of the conditions set forth in Article VI is satisfied or waived (other than delivery of items to be delivered at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.5 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and such articles of incorporation. At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.6 Board of Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successor have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.7 Officers of the Surviving Corporation. The individuals set forth on Schedule 2.7 shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.9 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

(a) Company Common Stock. Each Share (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $15.00 (the “Per Common Share Amount”) in cash and without interest thereon (subject to any applicable withholding tax), upon surrender of the corresponding Certificate in accordance with Section 2.10.

(b) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(c) Cancellation of Treasury Shares and Parent and Merger Sub-Owned Stock. Each Treasury Share and each Share held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(d) Cancellation and Retirement of Shares. As of the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Shares to be canceled in accordance with Section 2.9(c), the right to receive the Per Common Share Amount upon surrender of such certificate in accordance with Section 2.10.

Section 2.10 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint an institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in accordance with an agreement reasonably satisfactory to the Company to receive the funds necessary to make the payments contemplated by Section 2.9, 2.11 and 2.12, and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares, Current Options, and Warrants for exchange in accordance with this Article II, cash in an amount sufficient to make payments of the Per Common Share Amount upon surrender of Certificates and Option Consideration and Warrant Consideration (such aggregate cash consideration being deposited hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Payment Fund as provided for in this Article II and the Payment Fund shall not be used for any other purpose. All expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation.

(b) Exchange Procedures for Company Common Stock. As soon as reasonably practicable after the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each holder of record of a certificate or certificates (collectively, the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time, Treasury Shares and Dissenting Shares) (i) a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Common Share Amount. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Common Share Amount for each Share formerly represented by such Certificate. Such payment of the Per Common Share Amount shall be sent to such holder by the Paying Agent promptly after receipt by the Paying Agent of such Certificate, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, and the Shares formerly represented by such Certificate so surrendered shall forthwith be canceled. The right of any stockholder to receive the Per Common Share Amount, shall be subject to and reduced by any applicable withholding obligation as set forth in Section 2.14. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

(c) No Further Ownership Rights in Capital Stock. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Share Amount in respect of the Shares formerly represented by such Certificate as contemplated by this Section 2.10. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates. After the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company, and if Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.

(d) Unregistered Transfer of Capital Stock. If payment of the Per Common Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(e) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Common Share Amount payable pursuant to this Article II.

(f) Investment of Payment Fund. The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid as directed by Parent. To the extent that there are losses with respect to such investments, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.

(g) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the former holders of Company Common Stock one year after the Effective Time shall be delivered to Parent upon demand. Any such holders who have not complied with this Article II prior to that time shall thereafter look only to Parent, and Parent shall thereafter be liable, for payment of the Per Common Share Amount (subject to abandoned property, escheat and similar Laws). Any such portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Persons previously entitled thereto.

(h) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.11 Equity Compensation.

(a) Cancellation of Stock Options. At or immediately prior to the Effective Time, each Current Option, whether or not fully vested, shall be cancelled and in lieu thereof, the holder of each such Current Option will be entitled to receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any of the Per Common Share Amount over the exercise price per Share under such Current Option multiplied by (ii) the number of Shares subject to such Current Option, whether or not fully vested, immediately prior to the Effective Time, without interest (the “Option Consideration”), reduced by any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign tax law. On or prior to the Closing Date, the Company (and its board of directors) shall obtain any consent of the holders of a Current Option required to cancel such Current Option in exchange for the right to receive the Option Consideration.

(b) Restricted Stock. At or immediately prior to the Effective Time, all outstanding rights of the Company to acquire unvested Shares issued pursuant to the Equity Compensation Plans, whether or not exercisable at such time shall lapse, and such unvested Shares shall be fully vested and cease to be subject to forfeiture and repurchase by the Company, and any transfer and escrow restrictions. Such Shares shall be subject to any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign Tax law.

(c) Amendment and Administration of Equity Arrangements. As soon as reasonably practicable following the date of this Agreement and conditional upon the Closing, the Company (and its board of directors, or the appropriate committee thereof) shall take all requisite actions and/or adopt such resolutions as may be required in order to give effect to and accomplish the transactions contemplated by this Section 2.11, including, without limitation, amending each of the Equity Compensation Plans if and to the extent necessary and practicable, to reflect the transactions contemplated by this Section 2.11.

(d) Withholding Taxes. In accordance with this Section 2.11, the Surviving Corporation will promptly pay or cause to be paid any amounts withheld pursuant to this

Section 2.11 for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of the applicable Current Options and the unvested Shares issued pursuant to the Equity Compensation Plans.

Section 2.12 Warrants. At or immediately prior to the Effective Time, each Warrant as to which the consent of the holder thereof has been obtained shall be cancelled and in lieu thereof, the holder of each such Warrant will be entitled to receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any of the Per Common Share Amount over the exercise price per Share under such Warrant multiplied by (ii) the number of Shares subject to such Warrant immediately prior to the Effective Time, without interest (the “Warrant Consideration”). On or prior to the Closing Date, the Company (and its board of directors) shall use commercially reasonable efforts to obtain any consent of the holders of the Warrants required to cancel the Warrants in exchange for the right to receive the Warrant Consideration or to take such other actions that may be required in order to give effect to and accomplish the transactions contemplated by this Section 2.12.

Section 2.13 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Sections 92A.300 through 92A.500 of the NRS (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Common Share Amount but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to the NRS; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal and payment under the NRS, each such Share held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Per Common Share Amount in accordance with Section 2.9(a), and such Share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisals of any Shares and attempted withdrawals of such demands and any other instruments served pursuant to Section 92A.440 of the NRS and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 92A.320 of the NRS, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

Section 2.14 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Common Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.15 Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or

Stock Options pursuant to the Merger any amounts as are required to be deducted and withheld under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Warrants or Stock Options in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article III, as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that specifically relates to such Section or in another section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, or as disclosed by the Company in any publicly available report or document filed with the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the articles of incorporation and bylaws or other constituent documents, as amended to date, of the Company and each of its Subsidiaries and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings and actions taken by written consent of the stockholders, the boards of directors of the Company and each of its Subsidiaries and each committee of the board of directors of the Company and each of its Subsidiaries since January 1, 2003 to the extent that such written materials are available for such meetings. None of the Company or any of its Subsidiaries is in violation of its articles of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2 Subsidiaries.

(a) Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted, other than Permitted Encumbrances.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.3 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Voting Agreement and subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the Voting Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby, other than in the case of the consummation of the Merger, obtaining the Stockholder Approval. Other than with respect to obtaining the Stockholder Approval in order to consummate the Merger, the Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, the Voting Agreement and to perform the obligations and consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Voting Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity. On or prior to the date hereof, the board of directors of the Company has duly and unanimously adopted resolutions (i) adopting this Agreement and declaring the Merger and the other transactions contemplated by this Agreement advisable and (ii) resolving to recommend that the Company stockholders approve this Agreement. All such resolutions are in full force and effect and have not been amended or superseded as of the date hereof.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) Twenty Million (20,000,000) Shares and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.10 per share. As of March 31, 2006: (A) 7,115,204 Shares were issued and outstanding, (B) no shares of preferred stock were issued and outstanding and (C) there were 2,403,000 Treasury Shares. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. Since March 31, 2006, the Company has not issued any Shares other than pursuant to the exercise of Stock Options granted under an Equity Compensation Plan.

(b) The Company has reserved 1,610,000 Shares for issuance under the Equity Compensation Plans, of which 10,000 Shares have been reserved for issuance pursuant to Equity Compensation Plans other than the Company’s Second Amended and Restated Stock Option Plan for Executive and Key Employees and the Company’s Equity Incentive Plan of 2004. As of March 31, 2006, with respect to the Equity Compensation Plans, there were outstanding Stock Options with respect to 652,000 Shares and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 5.1(b) or other rights or awards under any of the Equity Compensation Plans. Section 3.4(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all outstanding Stock Options, the number of Shares subject to each such Stock Option and the grant dates, expiration dates, exercise prices and vesting schedule of each such Stock Option. All outstanding Stock Options are evidenced by the Stock Option agreements set forth in Section 3.4(b) of the Company Disclosure Schedule, and no Stock Option agreement contains terms that are inconsistent with, or in addition to, the terms contained therein.

(c) The Company has reserved 436,000 Shares for issuance pursuant to certain warrants to purchase Company Common Stock, of which (i) 100,000 Shares have been reserved for issuance pursuant to that certain Warrant to Purchase Common Stock, dated April 25, 2004, held by David R. Belding with an exercise price of $7.82 per share and (ii) 336,000 Shares have been reserved for issuance pursuant to those certain Warrants to Purchase Common Stock, dated November 12, 2004, held by various holders with an exercise price of $10.66 per share (the items in clauses (i) and (ii) being referred to collectively as the “Warrants”). As of the date hereof, except as disclosed in Section 3.4(c) of the Company Disclosure Schedule, no portion of the Warrants has been exercised by the holders thereof and other than pursuant to such Warrants, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any warrants for the purchase of the capital stock of the Company. Copies of the Warrants have been filed with the SEC, and no existing warrant agreement contains terms that are inconsistent with, or in addition to, the terms contained therein.

(d) Except as set forth in this Section 3.4 or as disclosed in Section 3.4(d) of the Company Disclosure Schedule, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company (including any Voting Company Debt), (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any Voting Company Debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(e) Except as disclosed in Section 3.4(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

Section 3.5 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, to obtaining the Stockholder Approval, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Articles of Merger with the Secretary of State of the State of Nevada and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) compliance with and such filings as may be required under applicable Gaming Laws (including those promulgated by the Nevada Gaming Authorities), (iii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws, and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6 SEC Reports. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, the Company has filed all forms, reports and documents with the SEC that have from and after January 1, 2003 been required to be filed by it (such forms, reports and documents, the “SEC Reports”). Each SEC Report complied, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Neither the Company nor, to the knowledge of the Company, any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 3.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports comply as to form in all material respects with the rules and regulations promulgated by the SEC with respect thereto and have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto) except, in the case of unaudited interim financial statements, as may be permitted by the Exchange Act, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, provided that the unaudited interim financial statements may not contain footnotes and are subject to normal year-end adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC.

(b) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company and its Subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including without limitation any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e) Except as set forth in Section 3.7(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has, on or after January 1, 2003, engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact). Since January 1, 2003, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or executive officer of the Company.

(f) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries on or after January 1, 2003. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.8 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the solicitation of proxies from stockholders at the Company Stockholders Meeting and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Parent, Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against on the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any contract to which the Company is a party or is bound (i) entered into prior to December 31, 2005 or (ii) that are entered into after December 31, 2005 in the ordinary course of business and consistent with past practice and not in violation of Section 5.1 and (e) other Liabilities the existence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes. Since December 31, 2005, except for actions expressly contemplated or permitted by this Agreement and except as disclosed in Section 3.10 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been:

(a) any Company Material Adverse Effect;

(b) other than cash dividends made by any wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, any split, combination or reclassification of any shares of capital stock, or any declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(d) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(e) any amendment of the Company’s articles of incorporation or bylaws;

(f) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

(g) (A) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries (including Voting Company Debt) except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (B) any event of default or default under the Company’s or any of its Subsidiary’s existing credit facilities or outstanding loans, (C) any assumption, guarantee or endorsement of the obligations of any other Person (except wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (D) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (E) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances)

(h) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(i) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any of its Subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration in excess of $250,000;

(j) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

(k) any material Tax election or the institution of or any compromise or settlement of any proceeding or proposed adjustment with respect to any material Tax liability of the Company or any of its Subsidiaries;

(l) (A) any adoption, material amendment (excluding any amendment intended to cause any Employee Plan to comply with the requirements of Section 409A of the Code or any other applicable Law or to cause any Employee Plan to be exempt from such requirements) or termination of any Employee Plan, or (B) any increase in the compensation or benefits payable or that could become payable by the Company or its Subsidiaries to (i) officers or directors of the

Company or any Subsidiary; (ii) any other employee of, or consultant to, the Company or any Subsidiary whose annual cash compensation is Seventy-Five Thousand Dollars ($75,000) or more other than in the ordinary course consistent with past practices; or (iii) all or any class of employees of the Company or any Subsidiary other than in the ordinary course consistent with past practices, except as required by Law or under the terms of any Employee Plan as in effect as of the date of this Agreement;

(m) any waiver, direct or indirect, by the Company or any of its Subsidiaries or payment of any material debt, liability or other obligation, except for payments made in the ordinary course of business consistent with past practices;

(n) any (A) issuance, sale or disposition of any capital stock or other equity interest in the Company or any of its Subsidiaries, except upon the exercise of Stock Options and Warrants in accordance with the terms thereof, or (B) issuance or grant of any options, warrants or other rights to purchase any capital stock or equity interests or securities exchangeable or exercisable for or convertible into the same, or (C) any other change in the authorized or issued and outstanding capitalization of the Company or any of its Subsidiaries;

(o) any amendment, alteration or modification in any material term of any currently outstanding Stock Option, warrants or other rights to purchase any capital stock or other equity interests in the Company or any securities exchangeable or exercisable for or convertible into the same (other than amendments required to permit the cancellation of Stock Options or the lapse of the Repurchase Rights as provided in Section 2.11 and excluding any amendment intended to cause any such Stock Option, warrant or other right to comply with the requirements of Section 409A of the Code or any other applicable Law or to cause any such Stock Option, warrant or other right to be exempt from such requirements); or

(p) any revaluation by the Company or any of its Subsidiaries of any of the material assets of the Company or such Subsidiary.

Section 3.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment, severance or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof and other than offer letters) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the board of directors of the Company;

(iii) any Contract or agreement for the purchase of Shares or Warrants exercisable for Shares, other than pursuant to the Equity Compensation Plans;

(iv) any guaranty or stand-alone indemnification agreement (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiary’s obligations;

(v) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or (B) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person;

(vi) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise;

(vii) any mortgages, indentures, guarantees, loans, advances, capital contributions or investments or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $200,000, other than (A) accounts receivables and payables and (B) loans to wholly-owned Subsidiaries, in each case in the ordinary course of business;

(viii) any material joint venture, alliance or partnership agreements or joint development or similar agreements with any third party;

(ix) any Contract with any Governmental Entity which has a remaining term in excess of one year or is not cancelable (without material penalty, cost or other liability) within 180 days;

(x) any Contract with any officer or director of the Company or any Subsidiary (other than any employment, severance or consulting agreement described in (a)(ii) above);

(xi) any Contract granting a Lien upon any asset of the Company or any Subsidiary securing indebtedness or other obligations, in each case in excess of $200,000;

(xii) any currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xiii) any Contract relating to construction or improvements at or adjacent to the Company’s Rail City Casino in Sparks, Nevada, in each case in excess of $200,000;

(xiv) any other agreement, contract or commitment that provides for payment obligations by or to the Company or any of its Subsidiaries of $200,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of 90 days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xiii) above;

(xv) the Option Agreements;

(xvi) the Real Property Leases; and

(xvii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.11(a) that describes such Material Contract. The Company has, or caused to be, delivered or made available to Parent or Merger Sub, true and complete copies of the Material Contracts requested by either of them.

(c) Each Material Contract is valid and binding on the Company (or such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.12 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all Laws (including Gaming Laws) and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Sections 3.6, 3.7(b) and 3.8, (b) applicable Laws with respect to Taxes, which are covered in Sections 3.15 and 3.17, (c) Environmental Laws, which are covered in Section 3.16 or (d) applicable laws with respect to Employee Plans, which are covered in Section 3.17.

Section 3.13 Permits. The Company and its Subsidiaries and each of their respective “key persons” (as defined under applicable Gaming Laws) have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted, including any permit, license or authorization from any Nevada Gaming Authority (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no material Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.15 Taxes.

Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, each of the Company and its Subsidiaries has duly paid or made adequate provision in accordance with GAAP in the Balance Sheet for the payment of all material Taxes which have become due as of the date thereof, and have withheld from their employees all material Taxes required to have been withheld and have paid over all such material Taxes to the proper governmental authority, and all such filed Tax Returns are accurate and complete in all material respects. There are no disputes pending or, to the knowledge of the Company, threatened, related to, or claims asserted for, material Taxes or assessments upon the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries does not have specific and adequate contingency reserves to the extent required by GAAP. There are no material liens for Taxes upon any property or assets of the Company or its Subsidiaries, other than liens for Taxes that are not delinquent. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Taxes of the Company or any of its Subsidiaries for any period. No claim has ever been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries currently does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a material distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement or arrangement, other than any such customary agreements with customers, vendors, lessors or the like entered into in the ordinary course of business. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which the Company is the common parent or of which such Subsidiary was the common parent) or has any material liability for the Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law). Neither the Company nor any of its Subsidiaries has engaged in, or is a party to, any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 that has not been reported in accordance with Treasury Regulation Section 1.6011-4.

Section 3.16 Environmental Matters. Except as set forth on Section 3.16 of the Company Disclosure Schedule:

(a) the existing Owned Real Property and Leased Real Property and all activities and conduct of the Company related thereto comply with Environmental Laws in all material respects;

(b) there has been no disposal, release, or threatened release of Hazardous Substances on, under, in or from the Owned Real Property and the Leased Real Property or otherwise related to the operations of the Company, that to the knowledge of the Company has subjected or may reasonably subject the Company to any material liability under any Environmental Law;

(c) the Company has not disposed or arranged for disposal of Hazardous Substances on any third party property that to the knowledge of the Company has subjected or may subject the Company to any material liability under any Environmental Law;

(d) the Company has not received any written notice, demand, letter or claim relating to the Owned Real Property or the Leased Real Property alleging violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions or other claims, or to the knowledge of the Company, any threatened actions or claims, relating to or otherwise alleging material liability under any Environmental Law;

(e) to the knowledge of the Company, no underground storage tanks, formaldehyde foam insulation, asbestos-containing material, or polychlorinated biphenyls are located on the Owned Real Property or the Leased Real Property;

(f) the Company has delivered to Buyer copies of all environmental assessments, audits, studies, and other environmental reports in its possession or reasonably available to it relating to the Company or any of its current or former properties or operations;

(g) the Company has not agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action; and

(h) the Company is not required to make any material capital or other material expenditures to comply with any Environmental Law nor to the knowledge of the Company is there any reasonable basis on which any Governmental Entity could take action that would required such capital or other expenditures.

Section 3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), and with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan (as applicable), the Company has made available to Parent complete and accurate copies of (i) the most recent two years’ annual reports on Form 5500, including all schedules thereto; (ii) the most recent determination letter from the Internal Revenue Service for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Entity during the most recent 12 months relating to any compliance issues in respect of any such Employee Plan. No Employee Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(b) Each Employee Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and with all applicable Laws. Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made or accrued for under applicable Law and the terms of such Plan.

(c) Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, there are no Legal Proceedings relating to or seeking benefits under any Employee Plan that are pending or, to the knowledge of the Company, threatened against any Employee Plan, the assets of any trust under any Employee Plan, or the Company or any of its ERISA Affiliates. To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability relating to the Employee Plans (other than routine claims for benefits) under the terms of any Employee Plan, ERISA, the Code or any other applicable Law.

(d) To the knowledge of the Company, no fiduciary or party in interest of any Employee Plan has participated in, engaged in or been a party to any transaction relating to such Employee Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Employee Plan, neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for Taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), 502(i) or 502(l), nor, to the knowledge of the Company, is there a basis for any such claim.

(e) Except as set forth in any employment, retention, change in control, deferred compensation or severance agreement or arrangement between the Company or any of its Subsidiaries and any present or former employee or director, no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

(f) Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the Internal Revenue Service, and, to the knowledge of the Company, since the date of each most recent determination, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status.

(g) Except as expressly contemplated by this Agreement or as set forth in Section 3.17(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or individual providing services as an independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(h) No deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

Section 3.18 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or Collective Bargaining Agreement with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body. To the knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since January 1, 2003.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders relating to the employment of labor (including, without limitation, wage and hour Laws, Laws prohibiting discrimination in employment and Laws relating to employee notification and consultation, terms and conditions of employment practices and health and safety at work of employees).

Section 3.19 Real Property.

(a) Section 3.19(a) of the Company Disclosure Schedule contains (i) a list of each parcel of Owned Real Property and (ii) each parcel of Leased Real Property and includes all of the real property owned or leased by the Company or any of its Subsidiaries used in the conduct of the Company’s business. The Company has good and marketable fee simple title to the Owned Real Property free and clear of Liens, except for Permitted Encumbrances or as disclosed in Section 3.19(a) of the Company Disclosure Schedule and has a valid and subsisting leasehold estate in the Leased Real Property free and clear of Liens, except for Permitted Encumbrances or as disclosed on Section 3.19(a) of the Company Disclosure Schedule.

(b) The Company has provided Parent with a true, correct and complete copy of each Real Property Lease. All Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect as of the date hereof except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of Laws and general principles of equity, including, Laws and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Except as set forth on Schedule 3.19(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has assigned, subleased or otherwise hypothecated its interest as tenant in the Leased Real Property.

(c) The Company has valid options to purchase (i) the Gold Ranch Casino and related property pursuant to that certain Option to Purchase the Gold Ranch Casino Property and Improvements, The Leach Field Property, the Frontage Parcel, the California Lottery Station and the California Lottery Property, and the Right of First Refusal, dated as of December 27, 2001, by and among Prospector Gaming Enterprises, Inc., Target Investments, L.L.C. and Last Chance, Inc., (ii) the Gold Ranch RV Business pursuant to that certain Option to Purchase All Assets of Gold Ranch RV Resort Business and Right of First Refusal, dated as of December 27, 2001, by and between Gold Ranch RV Resort, LLC, a Nevada limited liability company, and Last Chance, Inc., (iii) the RV Park Property pursuant to that certain Option to Purchase the RV Park Property and Right of First Refusal, dated as of December 27, 2001, by and between Prospector Gaming Enterprises, Inc. and Last Chance, Inc. and (iv) the Option to Purchase the RV Park, dated August 31, 2005, by and between Stags Leaps Partners, LLC and Dayton Gaming, Inc. (collectively, the “Option Agreements”). A true, complete and correct copy of each of the Option Agreements has been delivered to Parent. The Company has received no notice of any event, fact or circumstance which could result in a termination of the Company’s rights under the Option Agreements, and the Company has no knowledge of any event, fact or circumstance that could result in the termination of the Company’s rights under the Option Agreements. Other than pursuant to the Option Agreements, the Company and its Subsidiaries are not party to and do not have the benefit of any other option agreements to purchase real property or business operations.

Section 3.20 Assets; Personal Property. (i) The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses as presently conducted, and (ii) the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the business of the Company and its Subsidiaries as presently conducted, free and clear of all Liens, except, in the case of clauses (i) and (ii), for such exceptions that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.21 Intellectual Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a complete and correct list of the following Company IP owned or purported to be owned by the Company (the “Owned Company IP”): (i) all registered Trademarks and material unregistered Trademarks; (ii) domain name registrations; (iii) all issued patents and patent applications; and (iv) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. Section 3.21(a) of the Company Disclosure Schedule identifies, with respect to domain names, the named owner and the registrar or equivalent Person with whom that domain name is registered. To the knowledge of the Company, the Owned Company IP is valid and enforceable.

(b) In each case in which the Company or any of its Subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights, Patents, or domain name registrations currently included in the Owned Company IP from another Person (i) with respect to Patents, registered Trademarks, or registered Copyrights, the Company or one of its Subsidiaries has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws; and (ii) with respect to material domain names, the Company or any of its Subsidiaries has made or procured a transfer of the domain name in accordance with the procedure of the registrar.

(c) Section 3.21(c) of the Company Disclosure Schedule sets forth all material agreements (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company IP (collectively, the “Company IP Agreements”), other than licenses for off-the-shelf, mass-distributed software that has not been substantially customized solely for use by the Company and with respect to which the Company has not signed or otherwise executed any license or similar agreement. Neither the Company nor, to the knowledge of the Company, any third parties to the Company IP Agreements are in breach of any Company IP Agreements. There are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements. All Company IP Agreements are valid, binding and enforceable and are in full force and effect.

(d) The Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens. The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company IP, and, to the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. Without limiting the foregoing, the Company and its Subsidiaries have, and have enforced, a policy requiring employees and consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent.

(e) To the knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property rights of any third party. To the knowledge of the Company, no person has infringed or otherwise violated or is infringing upon or otherwise violating any Company IP.

(f) No suit, claim, action, investigation or proceeding has been made, conducted, threatened or brought by a third party with respect to, and the Company has not been notified or become aware of, any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property rights of any third party. There is and in the past five (5) years has been no written claim (whether or not filed) challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any of their Intellectual Property.

(g) To the knowledge of the Company, neither the Company nor any Subsidiary has experienced any material defects in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data. The Company and its Subsidiaries have in place the disaster recovery plans and procedures described on Section 3.21(g) of the Company Disclosure Schedule.

(h) The Company’s and its Subsidiaries’ collection and dissemination of personal information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiaries and any applicable Law.

Section 3.22 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, property, fire, workers’ compensation, products liability, and other casualty and liability insurance, that the Company believes is adequate for the operation of its business. Copies of all such material policies of insurance have been made available for review by Parent. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default by any insured thereunder.

Section 3.23 Related Party Transactions. Except as set forth in the SEC Reports or in Section 3.23 of the Company Disclosure Schedule or for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

Section 3.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to adopt this Agreement and to approve the Merger and all other transactions contemplated by this Agreement.

Section 3.25 Brokers. Except for Mercanti Securities, LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (true and correct copies of whose respective engagement letters have been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 3.26 Opinion of Financial Advisors. The Company has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated as of the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Per Common Share Amount is fair to the holders of Company Common Stock (other than Parent and Merger Sub) from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.27. Complimentaries. None of the Company or any of its Subsidiaries is committed to any material complimentary arrangement for food or beverage for any of its guests or clients as of the Closing Date or for any period thereafter which has not been taken into account in determining its “current liabilities,” as determined in accordance with GAAP consistently applied and except in accordance with its prior practices.

Section 3.28. Customer Database. None of the Company or any of its Subsidiaries, and no employee, representative, affiliate, agent, officer or director thereof, has delivered, and none of the Company or any of its Subsidiaries has knowingly permitted any employee, representative, agent, officer, director or manager to deliver the customer database file or records of the Company or any of its Subsidiaries to a third party (other than mailing houses to process such information on its behalf) or allowed a third party access to the customer database files and records (other than the Parent or any of its employees, representatives, consultants and advisors). The customer database files and records of the Company and each of its Subsidiaries are updated and maintained regularly and shall be updated and maintained through the Closing Date in accordance with past practice.

Section 3.29. Inventories. Except for such exceptions that would not reasonably be expected to result in a Company Material Adverse Effect, all inventories of the Company and its Subsidiaries, including but not limited to promotional items and food and beverage items in any of the restaurants operated by the Company and its Subsidiaries as of the Closing Date and the inventory of any gift shop operated by the Company or any of its Subsidiaries, consist of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the consolidated financial statements or in the accounting records of the Company and its Subsidiaries as of the Closing Date, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the articles of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

Section 4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound or (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Order or Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Entity is required on the part of Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Articles of Merger with the Secretary of State of the State of Nevada and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) compliance with and such filings as may be required under applicable Gaming Laws (including those promulgated by the Nevada Gaming Authorities), (iii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Information Supplied. None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement or in any other documents to be filed with the SEC in connection with the transactions contemplated by this Agreement will, on each relevant filing date and on the date the Proxy Statement is first sent to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the time of the Company Stockholders Meeting, any event relating to Parent, Merger Sub or their officers, directors, representatives, agents or employees should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

Section 4.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6 Adequate Funds. Parent will have sufficient funds at the Effective Time for the funding of the Payment Fund and to perform its obligations with respect to the transactions contemplated by this Agreement.

Section 4.7 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All shares of capital stock of Merger Sub are owned directly by Parent.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company. Except as expressly contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall conduct its and its Subsidiaries’ business in the ordinary course consistent with past practice and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve intact its and its Subsidiaries’ current business organizations, keep available the service of its and its Subsidiaries’ current officers and key employees, preserve its and its Subsidiaries’ relationships with customers, suppliers and others having significant business dealings with it and its Subsidiaries. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) propose to adopt any amendments to or amend its articles of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or Subsidiary Securities (including, for the avoidance of doubt, restricted stock), except (i) pursuant to Stock Options outstanding prior to the date hereof in accordance with the existing terms of such Stock Options or pursuant to any award or grant already made under an Employee Plan prior to the date hereof, (ii) pursuant to the exercise of Warrants outstanding prior to the date hereof, (iii) the issuance of shares of restricted stock with a fair market value at the time of grant not to exceed $475,000 in the aggregate to the Company’s employees in the ordinary course of business consistent with past practice in connection with annual year-end performance reviews and equity awards and (iv) the issuance of up to 17,500 shares of restricted stock to the Company’s independent directors in accordance with the Company’s customary year-end awards;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(f) except in connection with capital expenditures that do not trigger the thresholds set forth in Sections 5.1(p)(iii), (iv) and (v), (i) incur or assume any long-term or short-term debt or issue any debt securities except for (A) debt incurred under the Company’s existing credit agreement to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise)

for the obligations of any other Person except with respect to obligations of wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(g) other than in the ordinary course of business, enter into, amend, modify, terminate (partially or completely), grant any waiver under, or give any consent with respect to, any Material Contract or license material to the Company other than in the ordinary course of business or as required by Law;

(h) undertake any action set forth in Section 3.10(l), except, in the case of employees other than the officers of the Company, (i) in response to offers of employment from third parties, (ii) in connection with the assumption by an employee of new duties or responsibilities, (iii) increases in compensation to employees of the Company in connection with annual year-end performance reviews in amounts consistent with the ordinary course consistent with past practices or (iv) to the minimum extent necessary to comply with Section 409A of the Code without increasing the benefits provided to any Person; provided, however, that in the case of the general managers of each of the Company’s properties, the Company shall consult with Parent prior to taking any such actions;

(i) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(j) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other plan, agreement, contract or arrangement of the Company other than (i) matching contributions (including, without limitation, discretionary matching contributions) in accordance with the terms of any Employee Plan that is intended to qualify under Section 401(a) of the Code and (ii) deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans;

(k) enter into any Collective Bargaining Agreement;

(l) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (i) obsolete equipment, (ii) inventory in the ordinary course of business or (iii) pursuant to existing contracts or commitments and slot participation agreements entered into after the date hereof in the ordinary course of business consistent with past practice;

(m) except as may be required as a result of a change in Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(n) (i) make or change any material Tax election (unless required by applicable Law), (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof or (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Balance Sheet or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;

(p) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any contract or agreement other than in the ordinary course of business which would be reasonably likely to result in a Company Material Adverse Effect, (iii) authorize, incur or commit to incur any new capital expenditure(s) at or adjacent to the Company’s Rail City Casino property in Sparks, Nevada, which individually deviates by more than $200,000 or in the aggregate deviates by more than $1,000,000 when compared to the amounts set forth in the budget for such expenditure in the budget set forth on Schedule 5.1(p)(iii) of the Company Disclosure Schedule; (iv) authorize, incur or commit to incur any other new capital expenditure(s) which individually deviates by more than $200,000 or in the aggregate deviates by more than $1,000,000 when compared to the amounts set forth in the budget for such expenditure in the budget set forth on Schedule 5.1(p)(iv) of the Company Disclosure Schedule or (v) authorize, incur or commit to incur any other new capital expenditure(s) for fiscal year 2007 which individually deviates by more than $200,000 or in the aggregate deviates by more than $1,000,000 when compared to the Company’s budget for capital expenditures adopted for fiscal 2007, which new budget shall not exceed five percent of the Company’s net revenue and shall be provided to Parent following adoption; provided, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts or commitments;

(q) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims, liabilities or obligations (i) reflected or reserved against in full in the financial statements of the Company and its Subsidiaries at December 31, 2005 or incurred since December 31, 2005 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and is in an amount of less than $200,000 individually or $1,000,000 in the aggregate;

(r) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(s) except as required by applicable Law, convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholders Meeting; or

(t) enter into a Contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

Section 5.2 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 5.3 Company Stockholders Meeting; Proxy Statement.

(a) The Company shall call a meeting of its stockholders (the “Company Stockholders Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Stockholder Approval, and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Subject to Section 5.4, the board of directors of the Company shall use commercially reasonable efforts to obtain the Stockholder Approval. In connection with such Company Stockholders Meeting, the Company shall promptly prepare and file with the SEC and mail to its stockholders as promptly as practicable the Proxy Statement and any amendments or supplements thereto.

(b) Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company all information regarding Parent and its Affiliates as may be required to be disclosed therein. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Company Stockholders Meeting. If any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, Parent and Merger Sub shall promptly advise the Company and cooperate with the Company in connection with the preparation of any materials required to be filed with the SEC in connection therewith. The Company shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company shall provide Parent, Merger Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and shall consult with Parent, Merger Sub and their counsel prior to responding to such comments. Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Company’s board of directors that the Company’s stockholders approve this Agreement and the Merger.

Section 5.4 No Solicitation.

(a) From and after the date of this Agreement until the termination of this Agreement pursuant to Article VII, the Company shall not, and it shall cause its Subsidiaries and its officers, directors and employees, and it shall use its reasonable best efforts to cause the investment bankers, attorneys, agents and representatives of the Company or any of its Subsidiaries not to,

directly or indirectly, (i) solicit, initiate or take any action knowingly to facilitate or encourage the making, submission or announcement of any Acquisition Proposal or (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made or, to the knowledge of the Company, is seeking to make, an Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.4(a) by any officer, director or employee of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4(a) by the Company. Notwithstanding the foregoing, prior to the receipt of the Stockholder Approval, the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the businesses, properties or assets of the Company or any of its Subsidiaries to any Person or group, including furnishing nonpublic information pursuant to an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and may engage in discussions and negotiations with such Person or group concerning an acquisition only if: (A) such Person or group has submitted an unsolicited bona fide Acquisition Proposal which the board of directors of the Company determines in good faith is, or is reasonably likely to result in, a Superior Proposal, (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties and (C) the Company promptly provides to Parent any material nonpublic information provided to such Person or group if such information has not been previously provided to Parent. The Company shall instruct its investment bankers, attorney, agents and other representatives that such Persons are not authorized to, and are instructed not to, take any action prohibited by this Section 5.4(a).

(b) The Company shall promptly (and in any event within 48 hours, but in any event prior to the same time on the next Business Day) notify Parent of any Acquisition Proposal, any material modifications thereto or any request for non-public information relating to the Company or its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed on a reasonably current basis of the status and details of any such Acquisition Proposal or request, and shall promptly (and in any event within 48 hours, but in any event prior to the same time on the next Business Day) provide to Parent a copy of all written materials subsequently provided to or by the Company in connection with such Acquisition Proposal or request.

(c) The Company shall, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, agents and representatives of the Company and any of its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, shall terminate any access of any such Third Party to any nonpublic information and shall request the return or destruction of any nonpublic information provided to any such Third Party in connection with any such activities, discussions or negotiations.

(d) Except as set forth in this Section 5.4(d), the board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal (subject to Section 7.1(d)(1)). Notwithstanding the foregoing, the board of directors of the Company shall be permitted to (x) take the actions described in clause (i) or (ii) of this Section 5.4(d) if (A) the Company has complied with this Section 5.4, (B) if any such actions are taken in response to an Acquisition Proposal (and only in such cases), the board of directors of the Company determines in good faith, after consultation with its independent financial advisors, that such Acquisition Proposal constitutes a Superior Proposal, (C) the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law (taking into consideration any proposal by Parent to amend the terms of this Agreement), and (D) the Company has provided Parent prior written notice of its intent to take any such action at least three Business Days prior to taking such action, or (y) enter into an agreement relating to an Acquisition Proposal that constitutes a Superior Proposal upon termination of this Agreement in accordance with Section 7.1(d)(i) and concurrent payment of the Termination Fee pursuant to section 7.2(a)(iii).

(e) Nothing contained in this Section 5.4 shall prohibit the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure or recommendation to the Company’s stockholders if, after consultation with outside legal counsel, the board of directors determines in good faith that failure to take such action would result in a breach of its fiduciary duties to the Company’s stockholders or violate applicable law.

Section 5.5 Access to Information.

(a) From the date hereof to the Effective Time and subject to applicable Law, upon reasonable notice, the Company shall, and shall cause its officers, directors and employees to, (i) provide Parent, its lenders and their respective authorized representatives and agents (“Authorized Representatives”) with reasonable access during normal business hours to the facilities, properties, employees (including all accounting and finance personnel responsible for the preparation of the Company’s financial statements, internal controls, disclosure controls and procedures and financial reporting processes), books and records of the Company and its Subsidiaries and use commercially reasonable efforts to cause the Company’s and its Subsidiaries’ consultants and independent public accountants, to provide access to their work papers and such other information as Parent may reasonably request, (ii) furnish to Parent and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; and (iii) furnish promptly to Parent a copy of each report, schedule or other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities Laws. In furtherance of the foregoing, from the date hereof until the Closing Date, the Company shall furnish to Parent on a monthly basis and within 25 days after the end of each calendar month (except for the months of March, June, September and December), unaudited balance sheets of the Company and its Subsidiaries, taken as a whole, and of each of the Company’s Subsidiaries, individually, as of the end of each such month, and the unaudited statements of operations for the month then ended (the “Subsequent Monthly Statements”) for such entities; provided that the financial statements furnished pursuant to this Section 5.5(a) (i) shall be complete and prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) shall accurately reflect the assets, liabilities and financial condition and results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material, and (iii) shall have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto, and except that such Subsequent Monthly Statements may not contain footnotes). In addition, to the extent requested by Parent, the Company shall use its commercially reasonable efforts to permit Parent and its Authorized Representatives the right to access the real properties subject to the Option Agreements and to make inspections thereof and the right to inspect information relating to such real properties (to the extent available to the Company). The Authorized Representatives may perform such inspections and investigations as they deem reasonably appropriate, provided that information arising from such inspections and investigations is subject to the terms of the Confidentiality Agreement and provided further that the Authorized Representatives use diligent efforts to minimize interference with the Company’s business at its facilities and properties. Notwithstanding the forgoing, the Company shall not be required to provide any information as to which it notifies Parent that it reasonably believes it may not provide to Parent by reason of contractual or legal restriction.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 shall require the Company or its Affiliates to disclose any information to Parent if such disclosure would be in violation of applicable Laws or agreements.

(c) Parent shall, and shall cause its Affiliates and each of their respective officers, directors, employees, financial advisors, counsel and agents to hold all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Letter Agreement entered into between the Company and Parent on February 2, 2006 (the “Confidentiality Agreement”).

Section 5.6 Governmental Filings. Each of Parent and the Company agrees to use its commercially reasonable efforts to (a) make any filings required or in Parent’s reasonable opinion advisable pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control Laws or Gaming Laws with respect to the transactions contemplated hereby as promptly as practicable, (b) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign Law or Gaming Laws and (c) take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any Consents under the HSR Act, such foreign Law and/or Gaming Laws, as soon as practicable. Each party shall keep the other parties promptly apprised of any communications with, and inquiries or requests for information from

Governmental Entities in connection with such filings and shall permit the other parties to review any material communication given by it to, and consult with the other parties in advance of any meeting or conference with, any such Governmental Authority, and to the extent permitted by such applicable Governmental Entities, give the other parties the opportunity to attend and participate in such meetings and conferences. Nothing in this Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby, to sell or hold separate, or agree to sell or hold separate, before or after the Effective Time of the Merger, any material assets, businesses or any interests in any material assets or businesses, of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any material assets or businesses, or any interests in any material assets or businesses), or any material change in or restriction on the operation by Parent or the Company of any assets or businesses.

Section 5.7 Approvals and Consents. The parties shall cooperate with each other and use their commercially reasonable efforts to obtain all necessary Consents, including, without limitation, (a) all necessary Consents of any Governmental Entity including both those described in Section 5.6 and the Nevada Gaming Authority and (b) all Consents described in Section 3.5(b), in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such Consents.

Section 5.8 Employee Benefits.

(a) Parent agrees to provide, or to cause the Surviving Corporation to provide, for a period of 12 months after the Closing Date, employee benefits to employees of the Company or its Subsidiaries employed by the Surviving Corporation on and after the Closing Date that are substantially similar, in the aggregate, to the benefits provided under the Employee Plans (excluding those plans that relate to equity compensation) prior to the Closing Date.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter.

(c) With respect to any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), for all purposes of determining eligibility to participate and vesting but not for purposes of benefit accrual, service with the Company or any of its Subsidiaries shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and its Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

Section 5.9 Public Announcements. The Company, Merger Sub and Parent shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange or Nasdaq rule or any listing agreement of any party hereto.

Section 5.10 Indemnification; Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable law (and Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Surviving Corporation shall not be required to indemnify any Indemnified Person pursuant hereto if it shall be determined that the Indemnified Person acted in bad faith and not in a manner such Indemnified Person believed to be in or not opposed to the best interests of the Company. The articles of incorporation of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of the Company than are presently set forth in the Company’s articles of incorporation and bylaws.

(b) For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to maintain policies of directors’ and officers’ liability insurance covering each Person who is now or was a director or officer of the Company or any of its Subsidiaries with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that in aggregate are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date hereof (the “Current Policy Coverage”); provided, however, that in no event shall the Surviving Corporation be required to expend, per annum, in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided, further, that if the annual premium required to provide the foregoing insurance exceeds 200% of the annual premium currently paid by the Company, the Surviving Corporation shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the Surviving Corporation, who desires to be covered by the Current Policy Coverage may so elect and shall be covered by the Current Policy Coverage so long as such former officer or director pays the portion of the premium for such policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 5.10. If the Company in its sole discretion elects, by giving written notice to Parent at least 60 days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company may purchase a “tail” or “runoff” policy that (i) has an effective term of up to six years from the Effective Time, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided that the premium for such “tail” or “run off” coverage shall not exceed 200% of the annual premium currently paid by the Company.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.10.

Section 5.11 Obligations of Merger Sub; Voting of Company Common Stock. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Parent shall vote any Shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 5.12 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) contesting any Legal Proceeding or Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (ii) executing any additional instruments necessary to consummate the transactions contemplated hereby and (iii) to the extent deemed necessary by the Parties, amending this Agreement to provide for the merger of the Company with and into Merger Sub and the continuation of Merger Sub as the surviving corporation in such merger. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.13 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 5.14 Landlord Estoppels. The Company shall use commercially reasonable efforts to obtain from each landlord under a lease for the Leased Real Property for the benefit of Parent an estoppel certificate in the form required to be delivered by the landlord as specified in the underlying lease or, if no form is specified, an estoppel certificate, substantially in the form reasonably acceptable to the Company and Parent (the “Estoppel Certificate”) certifying (a) the status of the underlying lease for the Leased Real Property and of any amendments and addenda thereto and (b) the absence of any default by the Company or its Subsidiary, as tenant, under the lease for the Leased Real Property or, if any default is alleged to exist, the nature of such default.

Section 5.15 Option Agreement Estoppels. The Company shall, prior to the Effective Date, use its commercially reasonable efforts to obtain an estoppel certificate executed by each optionor under the Option Agreements pursuant to which the optionor certifies that (a) except as specified therein, the Option Agreement to which it is a party has not been amended and is in full force and effect, (b) the Company is not in default in the performance of any of its obligations under the Option Agreement, and (c) the transactions contemplated herein will not constitute an impermissible assignment of the option.

Section 5.16 Title Insurance.

(a) The Company shall use its commercially reasonable efforts to (i) deliver an updated title report for each Owned Real Property and Leased Real Property within fifteen (15) days after the date hereof and (ii) assist Parent in obtaining, on behalf of the Surviving Corporation, a policy of title insurance (the “Title Policy”) with respect to the Owned Real Property and the Leased Real Property designated on Schedule 5.16 (the “Significant Real Property”) in form and substance reasonably satisfactory to Parent.

(b) The Company shall use its commercially reasonably efforts to cause the Title Company to, promptly following the date hereof, deliver to Parent a current commitment from the Title Company setting forth the basis upon which the Title Company is willing to insure title to the Real Property (the “Title Commitment”); provided, however, that in no event shall the Company be required to execute a so-called mechanics’ lien or other indemnity to the Title Company in connection with the issuance of any title policies requested by the Parent, except that the Company will execute a so-called owner’s affidavit in form acceptable to the Company in its sole, but reasonable discretion, at the request of Parent in order to facilitate the issuance of any such title policy(ies). All costs and expense incurred by the Parties in connection with obtaining the Title Policies and Title Commitments pursuant to this Section 5.16 shall be borne equally by Parent and the Company.

Section 5.17 Environmental Reports.

(a) If required by Parent’s Lender (as defined below), the Company shall use commercially reasonable efforts to obtain and deliver to Parent Phase I Investigations (as defined below), which reports shall be dated no earlier than 6 months prior to the Closing Date, covering all of the Owned Real Property and the Leased Real Property. If the Phase I Investigations contain recommendations for further investigation of any Recognized Environmental Condition, as defined in the 2000 American Society of Testing and Materials (ASTM) standards for the performance of Phase I Environmental Site Assessments (ASTM E 1527-00 or if requested by Parent’s Lender, pursuant to the American Society for Testing and Materials Standard E 1527–05), and if Parent’s Lender reasonably believes that such conditions require additional investigation, then the remaining provisions of this Section 5.17 shall control. For purposes of this Section 5.17, “Lender” shall mean the lender of the financing necessary to fund the Payment Fund.

(b) In the event that Parent notifies the Company that (i) any Phase I Environmental Assessment pursuant to the American Society for Testing and Materials Standard E 1527–00 or if requested by Parent’s Lender, pursuant to the American Society for Testing and Materials Standard E 1527–05 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process) (each, a “Phase I Investigation”) delivered to Parent pursuant to Section 5.17(a) contain recommendations for further investigation of any Recognized Environmental Condition, and (ii) Parent’s Lender has informed Parent that a response to such further inquiries is required in order to consummate the financing necessary to fund the Payment Fund, the Company shall use commercially reasonable effort to cause to be carried out by an assessor (who shall be reasonably satisfactory to Parent) a Phase II Environmental Assessment pursuant to the American Society for Testing and Materials Standard E 1903–97 (2002) (Standard Guide for Environmental Site Assessments: Phase II Environmental Site Assessment Process) (each, a “Phase II Investigation”) on each parcel of real property with respect to which there was any such fact, matter or circumstance discovered or reported, and upon completion of such Phase II Investigations, if any, the Company shall provide copies to Parent of all reports and documents related thereto. All costs and expense incurred by the Parties in connection with the reports and investigations undertaken pursuant to this Section 5.17 shall be borne equally by Parent and the Company.

(c) The Company hereby agrees that any Phase I Investigation or Phase II Investigation provided to Parent by the Company pursuant to this Section 5.17 or otherwise may be provided to Parent’s advisers, representatives, underwriters and agents for the purposes of consummating the transactions contemplated by this Agreement and the financing therefor.

(d) If any Phase II Environmental Report delivered by the Company pursuant to Section 5.17(b) demonstrates that any Owned Real Property or Leased Real Property is not in compliance with all Environmental Laws applicable to such property or that environmental remediation may be required by any applicable Governmental Entity, then the Company shall promptly pursue any and all rights it may have for indemnification for the losses caused by such non-compliance or required remediation.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time or waiver (to the extent permitted by applicable Law) of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No provision of any applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger.

(c) Regulatory Approvals. Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and all consents of any Governmental Entity required to have been obtained, including all necessary approvals under any applicable Gaming Laws, prior to the Effective Time with respect to the transactions contemplated hereby shall have been obtained.

Section 6.2 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time or waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) (disregarding for purposes of this Section 6.2(a), all qualifications relating to materiality or Parent Material Adverse Effect) except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time or waiver of the following further conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.4(a) through (d) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time and (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent that such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) (disregarding for purposes of this Section 6.3(a), all qualifications relating to materiality or Company Material Adverse Effect) except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Company Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or is reasonably expected to result in, a Company Material Adverse Effect.

(d) Warrants. Each of the Warrants shall have been exercised in full by the holders thereof or the Company shall have obtained consents in accordance with Section 2.12.

(e) Dissenting Stockholders. Holders of no more than ten percent (10%) of the Company Common Stock shall have perfected dissenters’ rights.

(f) Termination of Affiliate Contracts. The Company shall have terminated the Contracts set forth on Schedule 6.3(f).

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after obtaining the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Merger shall not have been consummated by the date which is 9 months after the date hereof; provided, however, that such date may be extended by either party (by written notice thereof to the other party) up to and including the date which is 12 months after the date hereof in the event all conditions to effect the Merger other than one or more conditions set forth in Sections 6.1(b) and (c) have been or are capable of being satisfied at the time of each such extension (the latest applicable date shall be referred to herein as the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(i) if such party’s breach of this Agreement shall have been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii) (A) there shall be any applicable United States Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(ii)(A) if such party’s breach of this Agreement resulted in the application or imposition of such Law; or (B) any Governmental Entity having competent jurisdiction shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action is or shall have become non-appealable; provided, that the party seeking to terminate pursuant to this Section 7.1(b)(ii)(B) shall have used its commercially reasonable efforts to challenge such Order or other action; or

(c) by either the Company or Parent, if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

(d) by the Company if:

(i) prior to obtaining the Stockholder Approval, (A) the board of directors of the Company shall have determined to accept a Superior Proposal and the Company shall have complied with Section 5.4(d)(D), (B) the board of directors of the Company, after taking into account any modifications to the terms of the Merger proposed by Parent and Merger Sub after receipt of the notice contemplated by Section 5.4(d)(D), continues to believe such other proposal constitutes a Superior Proposal and, after consultation with outside legal counsel, determines in good faith that the failure to accept such other proposal would result in a breach of its fiduciary duties to the Company’s stockholders under applicable law and (C) the Company shall have fully negotiated the final terms of such Superior Proposal; or

(ii) Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that any of the conditions set forth in Section 6.2(a) or (b) are not capable of being satisfied on or before the Outside Date, and such condition is either incapable of being satisfied by the Outside Date or is not cured on or before the Outside Date after 10 Business Days notice from the Company; provided, however, that the Company is not then in material breach of this Agreement;

(e) by Parent if:

(i) the board of directors of the Company shall have (A) withdrawn, modified or changed, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, (B) approved or recommended any Acquisition Proposal by a Third Party, or (C) entered into any letter of intent, agreement in principle, acquisition agreement or other agreement except any confidentiality agreement pursuant to Section 5.4(a) with respect to any Acquisition Proposal by a Third Party; or

(ii) the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that any of the conditions set forth in Section 6.3(a) or (b) are not capable of being satisfied on or before the Outside Date, and such condition is either incapable of being satisfied by the Outside Date or is not cured on or before the Outside Date after 10 Business Days notice from Parent; provided, however, that Parent is not then in material breach of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party (or its Affiliates, directors, officers or stockholders) to the other parties hereto; provided that, if such termination shall result from the willful failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to perform in all material respects any of its covenants contained in this Agreement, such party shall be fully liable for any and all Liabilities incurred or suffered by the other party as a result of such failure. The provisions of this Section 7.2, Section 5.5(c) and Article VIII shall survive any termination hereof pursuant to Section 7.1. Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(b) The Company shall pay, or cause to be paid, to Parent an amount equal to Five Million Dollars ($5,000,000) (the “Termination Fee”), less any Parent Expense Reimbursement previously paid pursuant to Section 7.2(c):

(i) if this Agreement is terminated by either party pursuant to Section 7.1(b)(i) without the Company Stockholders Meeting having been convened and (A) following the date hereof but prior to the Outside Date, an Acquisition Proposal by a Third Party shall have been publicly announced or disclosed to the Company, and (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction;

(ii) if this Agreement is terminated by either party pursuant to Section 7.1(c) and (A) following the date hereof but prior to the Company Stockholders Meeting an Acquisition Proposal has been publicly announced, and (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction;

(iii) if this Agreement is terminated by the Company pursuant to Section 7.1(d)(i), concurrently with such termination;

(iv) if this Agreement is terminated by Parent pursuant to Section 7.1(e)(i), within two Business Days after a demand for payment following such termination; or

(v) if this Agreement is terminated by Parent pursuant to Section 7.1(e)(ii) based on an intentional breach or failure by the Company and (A) following the date hereof an Acquisition Proposal by a Third Party has been publicly announced or disclosed to the Company and, (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction.

For purposes of this Section 7.2(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal, provided the reference to 25% shall be deemed to be a reference to 50%.

(c) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(c), the Company shall pay, or cause to be paid, to Parent up to Two Million Five Hundred Thousand Dollars ($2,500,000) of Parent and Merger Sub’s actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) (the “Supporting Materials”) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expense Reimbursement”), within two Business Days of receipt of the Supporting Materials.

(d) The parties hereto agree that the Termination Fee and the Parent Expense Reimbursement are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that in the event that either the Termination Fee or the Parent Expense Reimbursement becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 7.2, the Termination Fee or the Parent Expense Reimbursement, as applicable, shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement; provided that if the Parent Expense Reimbursement is paid pursuant to Section 7.2(c) the Company may still be required to subsequently pay a portion of the Termination Fee pursuant to Section 7.2(b) in an amount equal to the Termination Fee less the Parent Expense Reimbursement previously paid pursuant to Section 7.2(c). If applicable, the Termination Fee shall not be payable more than once pursuant to Section 7.2(b) and in no event shall the Company be required to pay both the Termination Fee and the Parent Expense Reimbursement in an aggregate amount in excess of Five Million Dollars ($5,000,000).

(e) The Company acknowledges that Sections 7.2(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that Parent would not have entered into this Agreement without Sections 7.2(b) and (c); accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.2(b) or (c) and, in order to obtain such payment, Parent commences a suit which results in a final, non-appealable judgment or ruling against the Company for the fee set forth in Section 7.2(b) or (c), the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to Section 7.2(b) whether or not the stockholders of the Company have approved this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Non-survival of Representations and Warranties. The representations and warranties made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when delivered personally, (b) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, (c) on the third Business Day after being mailed by certified mail (postage prepaid, return receipt requested) or (d) on the next Business Day after deposit with a recognized overnight courier guaranteeing next Business Day delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent or Merger Sub:

Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, Nevada 89118

Attention: Edward J. Herbst and Sean Higgins

Facsimile: (702) 798-8079

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention:	Peter F. Ziegler, Esq.
Facsimile:	(213) 229-7520

if to the Company to:

The Sands Regent

345 N. Arlington Avenue

Reno, Nevada 89501

Attention:	Chief Executive Officer
Facsimile:	(775) 348-6241

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attention:	Patrick T. Seaver, Esq.
Facsimile:	(714) 755-8290

Section 8.3 Expenses. Except as otherwise provided herein, each of the parties hereto will bear all legal, accounting, investment banking and other fees, expenses and costs incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 8.4 Amendment. This Agreement may be amended by action taken by Parent and by action taken by or on behalf of the respective boards of directors of Merger Sub and the Company at any time before the Effective Time; provided, however, that after the adoption of this Agreement and the approval of the Merger at the Company Stockholders Meeting, no amendment shall be made which would reduce the amount or change the kind of consideration to be received in exchange for the Shares upon consummation of the Merger. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) subject to the proviso of Section 8.4, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only against such party and only if set forth in an instrument, in writing, signed by such party. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights nor shall any single or partial assertion of a right preclude any other or further assertion thereof or the exercise of any other right. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article II and Section 5.10, nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto and any attempted assignment in violation of this Section 8.6 shall be null and void and of no effect, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law thereof.

Section 8.8 Jurisdiction. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in (a) the courts of the State of Nevada or (b) the Federal courts of the United States of America located in the State of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court or that any Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service or process on such party as provided in Section 8.2 shall be deemed effective service of process on such party. Each party waives any right to trial by jury with respect to any Legal Proceeding based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 8.9 Specific Performance. The parties hereby acknowledge and agree that money damages may not be a sufficient remedy for any breach of this Agreement and that each party shall be entitled to equitable relief, including injunction or specific performance, as a remedy for any such breach.

Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.11 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.12 Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 8.13 Entire Agreement. This Agreement (including the Company Disclosure Schedule), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

HERBST GAMING, INC.

By:	/s/ Edward J. Herbst
Name: Edward J. Herbst
Title: Chairman, Chief Executive Officer and President

HGI-CASINOS, INC.

By:	/s/ Edward J. Herbst
Name: Edward J. Herbst
Title: Chairman, Chief Executive Officer and President

THE SANDS REGENT

By:	/s/ Ferenc B. Szony
Name: Ferenc B. Szony
Title: President and Chief Executive Officer